Exhibit 99.1

Contact Information:
Jeffrey M. Watson	Dean Fletcher
President/Chief Executive Officer	Executive Vice President/Chief Financial Officer
Phone: (310) 606-8000	Phone: (310) 606-8000
Fax: (310) 606-8090	Fax: (310) 606-8090

MANHATTAN BANCORP ANNOUNCES STRONG GROWTH FOR QUARTER ENDED DECEMBER 31, 2007

LOS ANGELES, CA – February 29, 2008 – Manhattan Bancorp (“Bancorp”) (OTCBB: MNHN) the holding company of Bank of Manhattan, N. A. (“Bank”), a national bank, announced asset growth of 31 percent for the Company’s first full quarter of operations ended December 31, 2007. Bank of Manhattan, which commenced operations on August 15, 2007, increased total assets to $39.4 million and generated $13.2 million in net loans during the quarter ended December 31, 2007. Total net loans at December 31, 2007 increased to $17.9 million from $4.7 million at September 30, 2007, representing a 281% increase. Total deposits at December 31, 2007 grew to $17.9 million from $7.4 million at September 30, 2007, an increase of $10.4 million, or 140%.

“Our strong start reflected by the amount of loans and deposits generated in our first full quarter of operations is a direct result of the strength of the team we have assembled, the market and the reception of the Bank by the business community in Los Angeles and specifically the South Bay area,” stated Jeffrey M. Watson, President and Chief Executive Officer. “With the investment we have made in people, products and services, the Bank is poised to take advantage of its strong capital base and balance sheet, while others are experiencing the challenges of pre-existing loan problems.”

As is anticipated for a company in the initial operating stages, Manhattan Bancorp reported a net loss of $1,283,000 for the quarter ended December 31, 2007, which includes a $194,000 in non-cash compensation expense. Additionally, reflected in the results is a $167,000 provision to the allowance for loan losses. At December 31, 2007, the loan loss reserve represented 1.48% of gross outstanding loans. The Bank had no non-performing assets, or loans over 30 days past due at December 31, 2007.

Manhattan Bancorp closed its $10 per share initial stock offering on September 26, 2007, with total capitalization of $24.9 million, of which, $24 million was utilized to capitalize Bank of Manhattan.

Bank of Manhattan, which opened for business on August 15, 2007, is a full service bank headquartered in the South Bay area of Los Angeles, California. Bank of Manhattan’s primary focus is relationship banking to entrepreneurs, family-owned and closely-held middle market businesses, real estate investors and professional service firms. Additional information is available at www.BankManhattan.com.

FORWARD LOOKING STATEMENTS

Certain matters discussed in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements relate to Bancorp’s current expectations regarding deposit and loan growth, operating results and the strength of the local economy.  These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions and increased competition among financial service providers on Bank of Manhattan’s operating results, ability to attract deposit and loan customers and the quality of Bank of Manhattan’s earning assets; (2) government regulation; and (3) the other risks set forth in Bancorp’s Form SB-2 Registration Statement filed with respect to its initial public offering and other reports filed with the Securities and Exchange Commission.  Bancorp does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Data-Manhattan Bancorp and Subsidiary

(Unaudited)

	Quarter Ended	Period Ended
	Dec. 31,	Sep. 30,
(In thousands)	2007	2007
Balance Sheet - At Period End
Cash and due from banks	$398	$170
Investments and fed funds sold	18,087	22,290
Net Loans	17,930	4,711
Other assets	2,952	2,850
Total Assets	39,367	$30,021

Non-interest-bearing deposits	$5,395	$2,190
Interest-bearing deposits	12,467	5,241
Other liabilities	316	370
Stockholders’ equity	21,189	22,220
Total Liabilities and Shareholders’ Equity	$39,367	$30,021

Income Statement
Interest income (not tax-equivalent)	$453	$158
Interest expense	86	15
Net interest income	367	143
Provision for loan losses	167	102
Net interest income after provision
for loan losses	200	41
Non-interest income	1	—
Non-interest expense	1,484	971
Net Loss	(1,283)	(930)

Return on average assets	-14.46%	-28.36%
Return on average equity	-23.39%	-34.43%

Per share:
Net loss - basic	$(0.52)	$(0.40)
Weighted average shares used	2,487	2,303
Book value at period end	$8.52	$8.93
Ending shares	2,487	2,487

Assets Quality & Capital - At Period-End
Non-accrual loans	$—	$—
Loans past due 90 days or more	—	—
Other real estate owned	—	—
Total non-performing loans	$—	$—

Allowance for loan loss/total gross loans	1.48%	2.12%
Non-accrual loans /total gross loans	N/A	N/A
Non-performing assets to total assets	N/A	N/A

Total capital ratio	82.67%	185.57%
Tier 1 capital ratio	81.53%	184.56%
Equity to average assets	57.83%	79.00%

The period ending September 30, 2007 reflects income and expenses for approximately seven weeks of activity.